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                                                                 Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 2004 in the prospectus incorporated by reference in this Registration Statement on Form S-3 for the registration of additional shares under Rule 462(b).

         We also consent to the incorporation by reference in this Registration Statement and related prospectus of our report dated March 9, 2004, with respect to the consolidated financial statement schedule of Brush Engineered Materials Inc. for the years ended December 31, 2003, 2002 and 2001 included in the Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Cleveland, Ohio
June 30, 2003